U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

SKY HARBOUR GROUP CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-2732947
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

136 Tower Road, Hangar M, Suite 205 White Plains, NY	10604
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered

Class A Common Stock, par value $0.0001 per share	NYSE American LLC
Redeemable Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

333-249035

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of Class)

Item 1.         Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the shares of Class A common stock of Sky Harbour Group Corporation, par value $0.0001 per share (the “Class A Common Stock”), and warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share (the “Warrants”), from the New York Stock Exchange to the NYSE American LLC (the “NYSE American”), in connection with the business combination between Sky Harbour Group Corporation (f/k/a Yellowstone Acquisition Company), a Delaware corporation, and Sky Harbour LLC. The transfer of listing is to occur at the opening of trading on January 26, 2022. The description of the Warrants and Class A Common Stock under the caption “Description of SHG Corporation Securities” in Sky Harbour Group Corporation’s (f/k/a Yellowstone Acquisition Company) definitive proxy statement filed with the SEC on January 7, 2022, including exhibits, as amended from time to time (including any subsequent amendments with respect to the description of the Warrants and the Class A Common Stock), is incorporated by reference herein.

Item 2.         Exhibits.

Pursuant to the instructions as to exhibits for Form 8-A, no exhibits are required to be filed because no other securities of the registrant are registered with the NYSE American and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SKY HARBOUR GROUP CORPORATION

Date: January 25, 2022	By:	/s/ Tal Keinan
	Name:	Tal Keinan
	Title:	Chief Executive Officer